Exhibit 99.3
FORM OF RESTRICTED STOCK UNIT AWARD AGREEMENT
(Inducement Award)
THIS AGREEMENT is entered into and effective as of _________ (the “Date of Grant”), by and between Sleep Number Corporation (the “Company”) and ___________ (the “Grantee”).
Unless defined in this Agreement, capitalized terms used in this Agreement shall have the meanings established in the Sleep Number Corporation’s 2020 Equity Incentive Plan, as amended (the “Plan”); however, this Award (as defined below) is not issued under the Plan, and does not reduce the share reserve under the Plan. For purposes of interpreting the applicable provisions of this Award, the terms and conditions of the Plan (other than those applicable to the share reserve or as otherwise set forth herein) shall govern and apply to this Award as if this Award had actually been issued under the Plan. This Award has been granted as an inducement pursuant to Rule 5635(c)(4) of the Marketplace Rules of The Nasdaq Stock Market LLC (“Nasdaq”), and consequently, is intended to be exempt from the Nasdaq rules regarding shareholder approval of equity compensation plans.
The Company has adopted the Plan, which authorizes the grant of Restricted Stock Unit Awards to Employees. The Company desires to give the Grantee a proprietary interest in the Company and its Subsidiaries in recognition of the Grantee’s contributions and as an added incentive to advance the interests of the Company and its Subsidiaries by granting to the Grantee a Restricted Stock Unit Award pursuant to the Plan.
Accordingly, the parties agree as follows:
1.    Grant of Award Units. The Company hereby grants to the Grantee a Restricted Stock Unit Award (the “Award”) consisting of _________ units (the “Award Units”) that will be settled in shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), subject to the terms, conditions, and restrictions set forth below and in the Plan. Reference in this Agreement to the Award Units will be deemed to include the Dividend Proceeds (as defined in Section 3.3 of this Agreement) with respect to such Award Units that are retained and held by the Company as provided in Section 3.3 of this Agreement.
2.    Grant Restriction.
2.1    Restriction and Forfeiture. The Grantee’s right to the Award Units and the shares of Common Stock issuable under the Award Units will vest in three (3) as nearly equal as possible installments (rounding down to the nearest whole share if necessary) on each of the first three (3) anniversaries of the Date of Grant (the “Vesting Period”), subject to the Grantee remaining in continuous employment with the Company or any Subsidiary during the Vesting Period; provided, however, that such employment period restrictions (the “Restrictions”) will lapse and terminate prior to end of the Vesting Period as set forth in Section 2.2 below (or as otherwise set forth in the Plan for any circumstance not contemplated by the terms of Section 2.2).
2.2    Death, Disability, or other Termination of Employment.
(a)    Death or Disability. In the event that the Grantee’s employment is terminated prior to the end of the Vesting Period due to the Grantee’s death or Disability, the Restrictions applicable to the Award Units will immediately lapse and terminate, and the shares of Common Stock to be issued in settlement of the Award Units will be issued as soon as reasonably possible.
(b)    Termination Due to Retirement.

Exhibit 99.3
(i)    In the event that the Grantee’s employment is terminated prior to the end of the Vesting Period by reason of the Grantee’s retirement at or beyond age fifty-five (55) and the Grantee has five (5) or more years of service with the Company prior to such retirement, the Grantee will become vested in a pro rata portion of Award Units based on the number of calendar days elapsed since the most recent anniversary of the Date of Grant as of the date of retirement, divided by the total number of calendar days in the Vesting Period (collectively, the “Pro Rata Award Units”). The remaining unvested Award Units will immediately terminate and be forfeited without notice of any kind.
For example, if the Grantee was granted 1,200 Award Units and retirement occurs 548 calendar days into the Vesting Period, assuming the Vesting Period contains 1,095 calendar days, the Grantee would have (i) 1,200/3 = 400 Award Units vested pursuant to Section 2.1, plus (ii) 1,200 x (183/1095) = 201 Pro Rata Award Units. The shares of Common Stock to be issued in settlement of the vested Award Units will be issued as soon as reasonably possible after the Grantee’s retirement.
(ii)    In the event that the Grantee’s employment with the Company and all Subsidiaries is terminated prior to the end of the Vesting Period by reason of the Grantee’s retirement prior to age fifty-five (55) or the Grantee has fewer than five (5) years of service with the Company prior to retirement, all rights of the Grantee under the Plan and this Agreement relating to all Award Units with respect to which the Restrictions have not lapsed will immediately terminate and be forfeited without notice of any kind.
(c) Involuntary termination without Cause or resignation for Good Reason. In the event that the Grantee’s employment is involuntarily terminated without Cause (as such term is defined in the Sleep Number 2020 Equity Incentive Plan) or Grantee resigns for Good Reason (as such term is defined in the Executive Severance Plan) (collectively, “Qualifying Termination”) prior to the end of the Vesting Period, the Grantee will become vested in a pro rata portion of Award Units based on (i) the number of calendar days elapsed since the most recent anniversary of the Date of Grant as of the date of the Qualifying Termination plus 365 days divided by (ii) the total number of calendar days in the Vesting Period; provided, however, in no event will the Grantee receive more Award Units than the original grant of this Award. The remaining unvested Award Units will immediately terminate and be forfeited without notice of any kind.
(d)    Termination for Reasons other than Death, Disability, or Retirement. In the event that the Grantee’s employment with the Company and all Subsidiaries is terminated prior to the end of the Vesting Period for any reason other than death, Disability, or retirement as provided above, or if the Grantee is in the employ of a Subsidiary and the Subsidiary ceases to be a Subsidiary of the Company (unless the Grantee continues in the employ of the Company or another Subsidiary), all rights of the Grantee under this Agreement relating to Award Units with respect to which the Restrictions have not lapsed will immediately terminate and be forfeited without notice of any kind.
3.    Issuance of Shares.
3.1    Timing. Vested Award Units shall be converted to shares of Common Stock on a one-for-one basis, and such shares shall be issued as soon as reasonably possible after the end of the Vesting Period, subject to the provisions set forth above applicable to vesting events that occur prior to the end of the Vesting Period.
3.2    Limitations on Transfer. Award Units will not be assignable or transferable by the Grantee, either voluntarily or involuntarily, and may not be subjected to any lien, directly or indirectly, by operation of law or otherwise. Any attempt to transfer, assign, or encumber the Award Units, other than in accordance with this Agreement and the Plan, will be null and void and will void the Award, and all Award Units for which the Restrictions have not lapsed will be forfeited and immediately returned to the Company.

Exhibit 99.3
3.3    Dividends and Other Distributions. The Award Units are being granted with an equal number of dividend equivalents. Accordingly, the Grantee is entitled to receive an additional award unit with a value equal to any dividends or distributions (including, without limitation, any cash dividends, stock dividends or dividends in kind, the proceeds of any stock split, or the proceeds resulting from any changes or exchanges described in Section 6 of this Agreement, all of which are referred to herein collectively as the “Dividend Proceeds”) that are paid or payable with respect to one share of Common Stock for each Award Unit, which will be subject to the same rights, restrictions, and performance conditions under this Agreement as the Award Units to which such dividends or distributions relate. The number of additional award units to be received as dividend equivalents for each Award Unit shall be determined by dividing the cash dividend per share by the Fair Market Value of one share of Common Stock on the dividend or distribution payment date. All such additional award units received as dividend equivalents will be subject to the same restrictions and performance conditions as the Award Units to which such Dividend Proceeds relate.
3.4    Fractional Shares. The Grantee acknowledges that the Company will not issue or deliver fractional shares of Common Stock under this Agreement. All fractional shares will be rounded up to the nearest whole share.
4.    Rights of Grantee.
4.1    Employment. Nothing in this Agreement will interfere with or limit in any way the right of the Company or any Subsidiary to terminate the employment of the Grantee at any time, nor confer upon the Grantee any right to continue in the employment with the Company or any Subsidiary at any particular position or rate of pay or for any particular period of time.
4.2    Rights as a Shareholder. The Grantee will have no rights as a shareholder until the Grantee becomes the holder of record of shares of Common Stock issued in settlement of the Award Units. As soon as reasonably possible after the satisfaction of any conditions to the effective issuance of shares of Common Stock in settlement of the Award Units, the shares will be issued by the Company.
5.    Withholding Taxes. The Company is entitled to (i) withhold and deduct from future wages of the Grantee (or from other amounts that may be due and owing to the Grantee from the Company), or to withhold from the shares of Common Stock that would otherwise be determined to be paid to the Company out of Dividend Proceeds, or make other arrangements for the collection of all amounts the Company determines are legally required to satisfy any federal, state, or local withholding and employment-related tax requirements attributable to the receipt of the Award, the receipt of dividends or distributions on Award Units, or the lapse or termination of the Restrictions applicable to Award Units, or (ii) require the Grantee promptly to remit the amount of such withholding to the Company. In the event that the Company is unable to withhold such amounts, for whatever reason, the Grantee agrees to pay to the Company an amount equal to the amount the Company would otherwise be required to withhold under federal, state, or local law.
6.    Adjustments. In the event of any reorganization, merger, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, combination of shares, rights offering, or divestiture (including a spin-off), or any other change in the corporate structure or shares of the Company, the Committee (or, if the Company is not the surviving corporation in any such transaction, the board of directors of the surviving corporation), in order to prevent dilution or enlargement of the rights of the Grantee, will make appropriate

Exhibit 99.3
adjustment (which determination will be conclusive) as to the number and kind of securities or other property (including cash) subject to this Award.
7.    Subject to Plan. The Award and the Award Units granted pursuant to this Agreement have been granted under the Plan and, except as otherwise expressly provided in this Agreement, are subject to all of the terms and conditions of the Plan. In addition, the Grantee, by execution hereof, acknowledges having received a copy of the Plan and acknowledges that the Company, or a third party vendor designated by the Company, may deliver to the Grantee any documents related to the Grantee’s participation in the Plan by electronic means, including through email, the Company’s website, and through the website of the third party vendor designated by the Company.  The provisions of this Agreement will be interpreted as to be consistent with the Plan, and any ambiguities in this Agreement will be interpreted by reference to the Plan. In the event that any provision of this Agreement is not authorized under the Plan, the terms of the Plan will prevail.
8.    Forfeiture, Clawback or Recoupment. This Award is subject to the forfeiture and clawback provisions pursuant to the Plan. Additionally, the Grantee may be subject to the Company’s policy regarding clawback and forfeiture of certain compensation, as in effect at such time. Notwithstanding the foregoing, no clawback shall be applicable to a breach of this Agreement or the Employee Inventions, Confidentiality, Non-Compete and Mutual Arbitration Agreement attached hereto that occurs more than five (5) years after the Date of Grant.
9.    Miscellaneous.
9.1    Binding Effect. This Agreement will be binding upon the heirs, executors, administrators, and successors of the parties to this Agreement.
9.2    Governing Law. This Agreement and all rights and obligations under this Agreement will be construed in accordance with the Plan and governed by the laws of the State of Minnesota, without regard to conflicts of laws provisions. Any legal proceeding related to this Agreement will be brought in an appropriate Minnesota court, and the parties to this Agreement consent to the exclusive jurisdiction of the court for this purpose.
9.3    Entire Agreement. This Agreement and the Plan set forth the entire agreement and understanding of the parties to this Agreement with respect to the grant and vesting of this Award and the administration of the Plan and supersede all prior agreements, arrangements, plans, and understandings relating to the grant and vesting of this Award and the administration of the Plan.
9.4    Amendment and Waiver. Other than as provided in the Plan, this Agreement may be amended, waived, modified, or canceled only by a written instrument executed by the parties to this Agreement or, in the case of a waiver, by the party waiving compliance.
    9.5    Code Section 409A. Payments of amounts under this Agreement are intended to comply with or be exempt from the requirements of Code section 409A, and this Agreement shall in all respects be administered and construed to give effect to such intent as further set forth in the Plan.

Exhibit 99.3
The parties hereto have executed this Agreement effective the day and year first above written.
SLEEP NUMBER CORPORATION

    Samuel Hellfeld
    Chief Legal and Risk Officer

By execution of this Agreement,    GRANTEE
the Grantee acknowledges having
received a copy of the Plan.
    (Signature)

(Name and Address)

____________________________________

[Attachment omitted]